                                                             EXHIBIT 10.9(d)


                               FINDERS AGREEMENT

         THIS FINDERS AGREEMENT ("Agreement") is made as of June 15, 1994, between Larizza Industries, Inc., an Ohio corporation (the "Company"), and The Edgewater Group, Inc., an Ohio corporation ("Finder").

                                R E C I T A L S

         A. Company desires to sell its wholly-owned subsidiary, General Nuclear Corp., a Pennsylvania corporation ("General Nuclear"), in a merger, consolidation, share exchange, sale of assets, stock sale or similar transaction, including, without limitation, a sale of General Nuclear to its current management (a "Transaction"). Finder has expertise in the business of providing financial advice.

         B. In light of the foregoing, Company and Finder desire to enter into this Agreement on the terms and conditions set forth below pursuant to which Finder would provide financial advice to the Company and assistance in connection with a Transaction.

         THEREFORE, Company and Finder agree as follows:

         1. Finder's Duties. Finder will act as financial advisor to Company in connection with a possible Transaction to assist and advise it, as requested by Company, in (i) reviewing and defining the Company's objectives with respect to a Transaction, (ii) identifying and investigating General Nuclear's proprietary attributes and determining a divestiture and marketing strategy, (iii) identifying potential acquirors of General Nuclear, (iv) coordinating discussions with, screening and negotiating with potential acquirors, (v) structuring a Transaction, and (vi) working with the Company and its advisors on the various details necessary to close a Transaction.

         2. Compensation. As compensation for the services to be provided by Finder under this Agreement, the Company agrees to pay Finder (i) a non-refundable advisory fee of $110,000, payable simultaneously with the signing of this Agreement (which Finder shall be deemed to have earned in full upon signing of this Agreement), and (ii) a success fee equal to $220,000; provided that the advisory fee payable to Finder pursuant to clause (i) shall be offset against (and shall be credited to and reduce) the amount of any success fee payable pursuant to clause (ii) by the amount payable pursuant to clause (i). The success fee shall be payable only if a Transaction is closed, and the net amount of any success fee shall be paid $110,000 on June 30, 1997. In addition, the Company agrees to reimburse Finder for all of its reasonable out-of-pocket expenses incurred in connection with its engagement under this Agreement. All requests for reimbursement of out-of-pocket expenses shall be submitted to the Company together with appropriate documentation, and shall be paid by the Company within 15 days after receipt of such request.

         3. Termination of Agreement. Finder's services and the Company's obligations under this Agreement may be terminated with or without cause at any time by either party by written notice given in the manner provided in Section 4, except for (i) the Company's obligation to pay to Finder any compensation earned, and to reimburse Finder for any expenses incurred by Finder, through the date of termination, and (ii) the last sentence of this paragraph, all of which shall remain operative and in full force and effect regardless of termination. The Company agrees to pay Finder the success fee described in
Section 2(ii) for any Transaction that occurs on or before April 15, 1995.

         4. Notices. Any notice to be given under this Agreement by either party shall be sufficient if in writing and shall be deemed to be given if delivered in person or three business days after mailed by certified or registered mail, postage prepaid, return receipt requested to the following address or to such other address or addresses as such party may designate by notice to the other party in writing:

             If to Finder:                  The Edgewater Group, Inc.
                                            1375 East 9th Street, Suite 2000
                                            Cleveland, Ohio  44114

             If to Company:                 Larizza Industries, Inc.
                                            201 West Big Beaver Road, Suite 1040
                                            Troy, MI  48084

         5. Amendments. This Agreement shall not be amended, in whole or in part, except by an agreement in writing signed by Company and Finder.

         6. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. This Agreement, and the rights and obligations under this Agreement, are in addition to those under the Consulting Agreement between the parties, dated the same date as this Agreement.

         7. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Michigan, except for any provisions of Michigan law which direct the application of other states' laws.

         8. Severability. The provisions of this Agreement are severable, and if any part of any provision is held to be illegal, void or invalid under applicable law, such provision shall be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain binding in accordance with their terms.

         9. Successors. This Agreement will be binding upon and inure to the benefit of Company and its successors and assigns, but is personal to Finder and cannot be sold, assigned or pledged by Finder, nor may its duties under this Agreement be delegated, without Company's prior written consent.

         IN WITNESS WHEREOF, Company and Finder have duly executed this Agreement as of the date and year set forth in the introductory paragraph of this Agreement.

                           LARIZZA INDUSTRIES, INC.


                           By    /s/ Terence C. Seikel
                           ------------------------------
                                 Its     CFO
                                 ----------------------------

                           THE EDGEWATER GROUP, INC.


                           By    /s/ Edward L. Sawyer, Jr.
                           -------------------------------
                                 Its     President
                                 ------------------------------




                                      -3-